Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Suburban Propane Partners, L.P. of our report dated November 26, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2014 Annual Report to Unitholders, which is incorporated by reference in Suburban Propane Partners, L.P.’s, Annual Report on Form 10-K for the year ended September 27, 2014. We also consent to the incorporation by reference of our report dated November 26, 2014 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Florham Park, NJ

May 29, 2015